Exhibit 10.5

INSURANCE AND STOCK REDEMPTION AGREEMENT

This INSURANCE AND STOCK REDEMPTION AGREEMENT (this “Agreement”), dated as of August 4, 2005, is made by and among Gaiam, Inc., a Colorado corporation (“Gaiam”) and Jirka Rysavy, on behalf of himself, his heirs and anyone claiming any interest in his estate (“Rysavy”).

WHEREAS, as of the date of this Agreement, Rysavy owns approximately 18% of the outstanding shares of Gaiam’s Class A common stock, par value $.0001 per share (the “Class A Shares”) and 100% of the outstanding shares of Gaiam’s Class B common stock, par value $.0001 per share (the “Class B Shares”), which are convertible into Class A Shares; and

WHEREAS, the Class A Shares are publicly traded, and Gaiam believes that the interests of Gaiam’s shareholders would be protected and shareholder valuation would be preserved and enhanced if Rysavy and Gaiam agree to an orderly mechanism for Gaiam to redeem certain of the Class A Shares and Class B Shares owned by Rysavy so as to provide liquidity to any personal representative of Rysavy’s estate to fund debts and expenses and to pay federal and state taxes of any such future estate; and

WHEREAS, the parties desire that any purchase of shares by Gaiam pursuant to this Agreement be treated as a redemption under Section 303 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Insurance Policies.  Following execution and delivery of this Agreement, Gaiam may purchase one or more term life insurance policies on the life of Rysavy in an aggregate amount as Gaiam shall determine (the “Policies”).  The proceeds of the Policies paid to Gaiam upon Rysavy’s death shall be for the benefit of Gaiam and for no other person.  Gaiam shall be the sole owner of the Policies, and neither Rysavy nor any of his successors, transferees, assignees, or personal representatives shall have any collateral interest in the Policies. Rysavy agrees to cooperate with Gaiam in connection with Gaiam’s purchase and maintenance of the Policies, including, but not limited to, providing Gaiam or its designees any records or information and submitting to any required medical or other examinations that are necessary or desirable in connection with the purchase of the Policies.  Rysavy shall not be obligated to contribute to Gaiam all or any portion of the premiums or related costs associated with the purchase of the Policies.  Gaiam shall not be obligated to maintain the Policies and may terminate the Policies at any time.

2.             Purchase of Shares.  So long as the Policies are in effect at Rysavy’s death, Gaiam agrees to purchase from Rysavy’s estate, and Rysavy’s estate shall sell to Gaiam, a number of Class A Shares, up to the number of Class A Shares acquired by Rysavy’s estate upon Rysavy’s death (including any Class A Shares acquired by Rysavy’s estate upon the exercise of derivative securities including stock options acquired by Rysavy’s estate upon Rysavy’s death), equal to (a) the proceeds of the Policies paid to Gaiam upon Rysavy’s death, net of any taxes, expenses or other costs incurred by Gaiam, including, without limitation, any alternative minimum taxes, which Gaiam may be subject to or incur as a consequence of receiving insurance proceeds upon the death of Rysavy (the “Net Proceeds”), divided by (b) the Purchase Price (as defined in Section 5), rounded to the nearest whole share.  If the Net Proceeds remain following such purchase, then Gaiam agrees to purchase from Rysavy’s estate, and Rysavy’s estate shall sell to Gaiam, a number of Class B Shares, up to the number of Class B Shares acquired by Rysavy’s estate upon Rysavy’s death (including any Class B Shares acquired by Rysavy’s estate upon the exercise of derivative securities including stock options acquired by Rysavy’s estate upon Rysavy’s death), equal to (a) the remaining Net Proceeds divided by (b) the Purchase Price, rounded to the nearest whole share; provided, however, that this Section 2 shall only require Rysavy’s estate to sell Class B Shares acquired by Rysavy’s estate that exceed 3,000,000 Class B Shares (as such number is appropriately adjusted to reflect any stock splits, stock dividends or similar transactions after the date of this Agreement). Promptly after Gaiam’s receipt of the Net Proceeds or Gaiam’s determination that no Net Proceeds will be received, and in any event within thirty (30) days following such receipt or determination, Gaiam shall give the executor or other personal representative of Rysavy’s estate (the “Executor”) a written notice (the “Purchase Notice”) indicating (a) the aggregate amount of Net Proceeds, (b) the closing date of any purchase, which shall be within 10 business days of the date of the Purchase Notice, and (c) an estimate of the applicable Purchase Price and the number of Class A Shares and the number of Class B Shares being purchased by Gaiam under this Section 2.

Notwithstanding anything to the contrary contained in this Agreement, Gaiam shall have no obligation to purchase any securities under this Section 2 if in the reasonable opinion of Gaiam or its counsel, such purchase (i) would be prohibited by the Colorado Business Corporation Act or would violate any other law applicable federal or state laws or regulations, or (ii) would violate or result in an event of default and/or acceleration of payment of indebtedness under the provisions of any loan agreements or material contract to which Gaiam or any of its subsidiaries are a party or their assets are subject.

3.             Option.  Rysavy hereby grants to Gaiam an option (the “Option”), at Gaiam’s sole discretion, to purchase from Rysavy’s estate, at a price equal to the Purchase Price, all or any portion of the Class A Shares or Class B Shares held by Rysavy’s estate that will not be purchased by Gaiam pursuant to Section 2 (including any Class A Shares or Class B Shares acquired by Rysavy’s estate upon the exercise of derivative securities, including stock options); provided, however, that this Section 3 shall only require Rysavy’s estate to sell Class B Shares acquired by Rysavy’s estate that exceed 3,000,000 Class B Shares (as such number is appropriately adjusted to reflect any stock splits, stock dividends or similar transactions after the date of this Agreement). If Gaiam elects to exercise the Option, Gaiam shall include in the Purchase Notice delivered pursuant to Section 2 notification (a) that Gaiam has elected to exercise the Option, and (b) an estimate of the applicable Purchase Price and the number of Class A Shares and the number of Class B Shares being purchased by Gaiam pursuant to the Option. Gaiam shall first purchase all Class A Shares available for purchase pursuant to this Section 3 prior to purchasing any Class B Shares.

4.             Closing.  On the closing date as set forth in the Purchase Notice, Rysavy’s estate shall sell to Gaiam, and Gaiam shall purchase from Rysavy’s estate, the number of Class A Shares and Class B Shares determined pursuant to Section 2 and Section 3, and the Executor shall deliver, or cause to be delivered, to Gaiam any applicable stock certificates, together with such stock powers or other similar documents as are necessary or advisable to fully and unconditionally transfer such Class A Shares and Class B Shares to Gaiam, and Gaiam shall deliver to the Executor or the Executor’s designee(s) the applicable Purchase Price, by check or by wire transfer. The securities acquired by Gaiam pursuant to Section 2 and Section 3 shall be free and clear of any liens or encumbrances of any kind, and the Executor shall so represent and warrant in writing to Gaiam at the time of such closing.

5.             Purchase Price.  For purposes of this Agreement the “Purchase Price” means the fair market value of the Class A Shares being acquired by the Company pursuant to this Agreement, as of the date of the acquisition, as determined by a nationally recognized valuation expert that has not been employed by the Company, Rysavy or Rysavy’s estate during the previous five years and that was selected in good faith by the Board of Directors of Gaiam.

6.             Transfer Restriction.  Rysavy’s estate shall not sell, pledge or otherwise transfer any Class A Shares or Class B Shares or any derivative securities permitting the acquisition or disposition of any Class A Shares or Class B Shares until it is conclusively determined that such securities will not be purchased by Gaiam pursuant to Section 2 or Section 3; provided, however, that such restriction shall not prohibit Rysavy’s estate from exercising or converting any derivative securities.

7.             Representations and Warranties of Gaiam.  Gaiam represents and warrants to Rysavy that:

(a)           Organization and Qualification.  Gaiam is a Colorado corporation, duly organized, validly existing, and in good standing under the laws of Colorado.  Gaiam is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

(b)           Authorization of Transaction.  Gaiam has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all corporate action necessary for such execution, delivery and performance has been taken.  This Agreement constitutes the valid and legally binding obligation of Gaiam, enforceable in accordance with its terms and conditions.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any valid constitutional provision, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Gaiam is subject or any provision of its charter or bylaws; or (b) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Gaiam is a party or by which it is bound or to which any of its material assets is subject (or result in the imposition of any security interest upon any of its material assets). Gaiam does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to execute and deliver this Agreement or consummate the transactions contemplated hereby.

8.             Representations and Warranties of Rysavy.  Rysavy represents and warrants to Gaiam that:

(a)           Authorization of Transaction.  Rysavy has the power and authority to execute and deliver this Agreement and to perform his obligations hereunder and all action necessary for such execution, delivery and performance has been taken.  This Agreement constitutes the valid and legally binding obligation of Rysavy, enforceable in accordance with its terms and conditions.

(b)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any valid constitutional provision, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Rysavy is subject; or (b) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Rysavy is a party or by which he is bound or to which any of his material assets is subject (or result in the imposition of any security interest upon any of his material assets).  Rysavy does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to execute and deliver this Agreement or consummate the transactions contemplated hereby.

9.             Binding Effect; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of Rysavy and Gaiam and their respective heirs, representatives and successors, and shall not confer any rights or remedies upon any person other than Rysavy and Gaiam and their respective heirs, representatives and successors. Executive, in furtherance of this Agreement, shall execute a will directing his Executor to act pursuant to this Agreement and to execute such documents as may be necessary to effectuate the purposes of this Agreement, but failure to execute such a will shall not affect any rights or obligations of either the Executive or his Executor.

10.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may be altered, amended or revoked only by subsequent written instrument executed by Gaiam and Rysavy, or, following Rysavy’s death, the Executor.

11.           Choice of Law.  To the extent not superseded by federal law, the laws of the state of Colorado shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in Denver, Colorado.

12.           Notices.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing.  Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement.  Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.           Specific Performance. The parties acknowledge that it would be impossible to fix the amount of money damages caused by a breach of this Agreement by the other party, and, therefore, this Agreement may be enforced by specific performance.  The parties hereby waive any defense that an action to enforce this Agreement by specific performance is inappropriate because of an adequate remedy at law, provided, however, that nothing in this Section 14 is intended to prohibit any party from bringing an action for money damages for breach of this Agreement (either in lieu of or in addition to an action for specific performance).

15.           Further Assurances.  Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

16.           Termination.  This Agreement shall terminate and be of no further force and effect if the Class A Shares are no longer listed on a securities exchange, quoted in the NASDAQ System, or quoted in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GAIAM, INC.

/s/ Lynn Powers
By: Lynn Powers
Its: President

JIRKA RYSAVY

/s/ Jirka Rysavy